EXHIBIT 23.2




                          INDEPENDENT AUDITOR'S CONSENT




To the board of directors
Health Systems Solutions, Inc.


We hereby consent to the use in the Prospectus constituting part of the Registration Statement of Health Systems Solutions, Inc. on Form SB-2 of our report dated February 28, 2003, (except for the last sentence in the first paragraph of note 8, as to which the date is March 13, 2003), on the consolidated financial statements of Health Systems Solutions, Inc. and Subsidiaries as of December 31, 2002 and for the period from June 28, 2002 (date of inception) through December 31, 2003 which appear in such Prospectus. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.



/S/ ROGOFF & COMPANY, P.C.
--------------------------
New York, New York

July 6, 2004